UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – August 28, 2007

TXU CORP.
                                                                          (Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including area code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed, a subsidiary of TXU Corp. (“TXU”) is developing an approximately 565 megawatt (net capacity) coal-fueled, circulating fluidized bed power generation facility located in Milam County, Texas (the “Sandow Facility”).  In May 2006, TXU US Holdings Company (the “Company”), a subsidiary of TXU, entered into an Engineering, Procurement and Construction Agreement with Bechtel Power Corporation (“Bechtel”) with respect to the Sandow Facility (the “EPC Agreement”)1.  On August 28, 2007, in a transaction that had been previously announced, an affiliate of the Company and TXU acquired from Alcoa Inc. the air permit relating to the Sandow Facility issued by the Texas Commission on Environmental Quality.

Under the terms and conditions of the EPC Agreement, Bechtel will design, engineer, procure for, install, construct, test, commission and start up the Sandow Facility.  The Company has agreed to pay Bechtel approximately $746 million for such services.  Bechtel has agreed under the terms of the EPC Agreement to a guaranteed substantial completion date (i.e., the date on which the Sandow Facility will, among other things, meet certain minimum performance criteria) of August 31, 2009 for the Sandow Facility (as such date may be adjusted under the terms of the EPC Agreement).  In addition, the EPC Agreement contains certain reliability and performance guarantees with respect to the Sandow Facility.  The Company and Bechtel have agreed to certain liquidated damages upon Bechtel’s failure to comply with such schedule, reliability and performance guarantees.  The Company, in its sole discretion, has the right to terminate the EPC Agreement for convenience.  Upon such termination, the Company would expect to pay certain cancellation costs to Bechtel.

1 The Registrant expects to request confidential treatment for a number of competitively sensitive terms of the EPC Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        TXU CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President & Controller

Dated:  September 4, 2007